Southwest Gas Holdings, Inc. Reports Second Quarter 2026 Financial Results,
Reaffirms Full-Year 2026 Guidance
Delivered 8.1% Twelve-month-ended Utility ROE
Great Basin Demand Raises 2028 Expansion Project CapEx and Margin Expectations
Constructive CA Rate Case Decision on Items Before Cost of Capital; Final Decision Expected in August
LAS VEGAS – August 5, 2026 – Southwest Gas Holdings, Inc. (NYSE: SWX) (“Southwest Gas Holdings” or “Company”) today reported results for its second quarter and six-months ended June 30, 2026. This earnings press release should be read in conjunction with the Form 10-Q and earnings slides, which are concurrently being posted at www.swgasholdings.com.
“We’re encouraged by the progress our team made this quarter, advancing rate cases in all three states and securing binding commitments for our Great Basin 2028 expansion project,” said Justin Brown, President and Chief Executive Officer of Southwest Gas Holdings. “The California Public Utilities Commission’s recent decision on the non-cost-of-capital components of our rate case is a constructive step and reflects the kind of collaborative engagement we’re working to enhance with regulators to better align cost recovery with the timing of our investments to ensure safe and reliable service to our customers across all three states. We remain focused on executing our growth and regulatory priorities while delivering long-term value creation for all stakeholders.”
“We remain optimistic about the opportunity and progress we’re seeing on our Great Basin expansion,” added Brown. “Contracted demand for the 2028 expansion has grown to roughly 1 billion cubic feet per day, and the project continues to see strong commercial interest, including an additional 1.8 Bcf of expressions of interest which could lead to binding agreements for future phases during the 2029 to 2035 period. That growing interest points to increased capital investment opportunities and enhanced revenue potential for the initial phase of the project. Based on the contracted demand, we now estimate annual margin of $270 to $300 million once in service and a corresponding capital investment for the project of approximately $2.3 billion,” added Brown.
SOUTHWEST GAS HOLDINGS, INC. SUMMARY OPERATING RESULTS

Summary Financial Results	Three Months Ended June 30,		Six Months Ended June 30,
(In thousands, except per share items)	2026	2025	2026	2025
Results of Consolidated Operations
Contribution to net income - natural gas distribution	$40,757	$45,646	$178,528	$188,588
Contribution to net income - corporate and administrative	1,365	(46,377)	1,968	(55,031)
Income (loss) from continuing operations, net of taxes	42,122	(731)	180,496	133,557
Loss from discontinued operations, net of taxes(1)	—	(39,423)	—	(59,841)
Net income (loss) attributable to Southwest Gas Holdings	$42,122	$(40,154)	$180,496	$73,716

Non-GAAP adjustments to net income - natural gas distribution(2)	$(9,723)	$(11,969)	$—	$(11,969)
Adjusted net income - natural gas distribution	$31,034	$33,677	$178,528	$176,619

Non-GAAP adjustments to net income - continuing operations(2)	(9,723)	27,271	—	27,271
Adjusted net income - continuing operations	$32,399	$26,540	$180,496	$160,828

Consolidated earnings (loss) per diluted share	$0.58	$(0.56)	$2.49	$1.02
Consolidated earnings (loss) per diluted share from continuing operations	$0.58	$(0.01)	$2.49	$1.85
Non-GAAP adjustments - continuing operations(2)	(0.13)	0.38	—	0.38
Adj. consolidated earnings per diluted share from continuing operations	$0.45	$0.37	$2.49	$2.23
Weighted average diluted shares	72,665	72,088	72,617	72,195
(1) Including the impacts of noncontrolling interests. All items related to the disposition of Centuri Holdings, Inc. are included in discontinued operations.
(2) For a reconciliation of non-GAAP financial measures to their comparable GAAP measures, see the tables later in this press release.

Recent Operational and Financial Highlights
•Delivered significant quarter-over-quarter growth in earnings per share from continuing operations compared with the prior-year period, reflecting constructive regulatory outcomes, continued infrastructure investment recovery, and disciplined operational execution;
•Maintained a strong balance sheet and financial flexibility, ending the quarter with $270.5 million of cash and cash equivalents and nearly $1.0 billion in available liquidity to support, among other items, organic growth initiatives and infrastructure investment programs;
•Southwest Gas Corporation (“Southwest Gas”, “Utility”, “Natural Gas Distribution” segment) delivered Utility return on period-end equity of 8.1% and adjusted Utility return on period-end equity of 8.0% over the 12 months ended June 30, 2026;
•Achieved a constructive California regulatory outcome providing approximately $40 million of incremental annual revenue, reinforcing regulatory support for infrastructure investments and enhancing earnings visibility. The decision also resulted in the recognition of approximately $9.7 million of incremental net income in the second quarter related to previously deferred first quarter revenue, which had been tracked in a previously authorized memorandum account pending the regulatory decision; remaining cost-of-capital component is proceeding with a final decision expected in August;
•Southwest Gas’ Arizona System Integrity Mechanism rates became effective on April 1, 2026, supporting more timely recovery of eligible safety and reliability investments, subject to an annual capital investment cap of $50 million;
•Southwest Gas filed Nevada certification materials for the Nevada general rate case, including post-test-year plant adjustments through May 2026, supporting timely recovery of ongoing infrastructure investments and system improvements and increased Southwest Gas’ requested annual revenue increase to ~$74 million;
•Secured approval of the Nevada Triennial Resource Plan, including prudency pre-determinations for approximately $186 million of capital investments, providing enhanced visibility into possible future rate base growth and supporting long-term natural gas infrastructure planning to serve growing customer demand and reliability needs;
•Continued commercial momentum for the Great Basin 2028 Expansion Project, with binding precedent agreements (“BPAs”) now totaling approximately 1 Bcf per day, demonstrating strong customer demand and supporting one of the Company's most significant long-term infrastructure growth opportunities.
•Invested $520.0 million in infrastructure modernization and expansion during the first six months of 2026 (on an accrual basis), including approximately $115 million toward the Great Basin 2028 Expansion Project, advancing a robust capital investment program designed to drive long-term rate base growth, system reliability, and shareholder value creation; and
•Southwest Gas achieved gross margin of $158.4 million and operating margin of $319.7 million for the three months ended June 30, 2026.
Great Basin 2028 Expansion Project Updates
During the second quarter, Great Basin executed additional BPAs now totaling approximately 1 Bcf per day of currently contracted demand for its 2028 Expansion Project. Efforts to execute additional BPAs are ongoing to convert expressions of interest of an additional ~1.8 Bcf for requested in-service dates ranging from 2029 through 2035. All additional expressions of interest remain subject to the successful negotiation of BPAs and the posting of required surety.
Based on current engineering and design assumptions, the 2028 Expansion Project is now projected to result in:

•Approximately 1 Bcf per day of incremental demand; 48” designed pipe size to serve contracted demand and accommodate additional capacity demand with future compression additions;
•Approximately $2.3 billion of estimated capital investment.
•Following project in-service, potential annual incremental margin of approximately $270 million to $300 million.
The Company plans to incorporate these expected increases into its long-term capital expenditure, rate base, and earnings guidance expectations in conjunction with its annual five-year planning refresh cycle that typically concludes in February. The Company does not expect 2026 capital expenditures guidance to be materially impacted by the above project estimates.
Preparations for the Federal Energy Regulatory Commission (FERC) certificate (CPCN) application, expected to be filed later in 2026, are progressing as planned, including field surveys, public outreach, and engineering and design development. The current FERC filing schedule is not expected to be impacted by the incremental demand received. Project shippers who executed BPAs are required post surety and execute minimum twenty-year Transportation Service Agreements upon FERC approval of the CPCN to maintain the planned project schedule and associated regulatory timeline.
Future demand beyond the 2028 Expansion Project, may support additional expansion opportunities with their own regulatory approvals and construction schedules.
Earnings Reconciliation Table
The table below provides a reconciliation of net income attributable to Southwest Gas Holdings for the three and six months ended June 30, 2026, from the same period in 2025 (items are in millions and are before related income tax impact unless otherwise noted):

	Three Months		Six Months
Net income (loss) attributable to Southwest Gas Holdings – June 30, 2025		$(40.2)		$73.7
Increase (decrease) in Southwest Gas net income:
Operating Margin(1)	25.5		40.7
Operations and maintenance expenses	3.7		1.6
Depreciation and amortization	(8.7)		(14.7)
Other income and deductions, net	(9.4)		(13.0)
Interest expense, net	0.8		(0.3)
Other (includes taxes other than income taxes)	(0.6)		(1.8)
Income tax expense	(16.2)		(22.6)
Total decrease in Southwest Gas net income		(4.9)		(10.1)
Improvement in corporate and administrative results(2)		47.8		57.1
Increase in income from continuing operations		42.9		47.0
Decrease in loss from discontinued operations(3)		39.4		59.8
Net income attributable to Southwest Gas Holdings – June 30, 2026		$42.1		$180.5
Non-GAAP Adjustments - continuing operations(1)		(9.7)		—
Adjusted net income attributable to Southwest Gas Holdings from continuing operations – June 30, 2026		$32.4		$180.5
(1) For a reconciliation of non-GAAP financial measures to their comparable GAAP measures, see the tables later in this press release. Non-GAAP adjustments to three months ended June 30, 2026 adjust for the retroactive impact of California rates that would have been recorded in the first quarter of 2026 had the decision not been delayed.
(2) Corporate and Administrative improved from a net loss in the three months ended June 30, 2025 to net income in the three months ended June 30, 2026.
(3) Including the impacts of noncontrolling interests. All items related to the disposition of Centuri are included in discontinued operations.
Southwest Gas Holdings’ net income from continuing operations was $42.1 million for the three months ended June 30, 2026, and adjusted net income from continuing operations was $32.4 million for the three months ended June 30, 2026, representing a $42.9 million increase in net income from continuing operations when compared to the three months ended June 30, 2025 and a $5.9 million increase in adjusted net income from continuing operations when compared to the three months ended June 30, 2025.
Southwest Gas Holdings’ net income from continuing operations was $180.5 million for the six months ended June 30, 2026, and adjusted net income from continuing operations was $180.5 million for the six months ended June 30, 2026, representing a $47.0 million increase in net income from continuing operations when compared to the six months ended June 30, 2025 and a $19.7 million increase in adjusted net income from continuing operations when compared to the six months ended June 30, 2025.
Southwest Gas / Natural Gas Distribution - Second Quarter 2026
In the three months ended June 30, 2026 compared to the same period in 2025, the decrease in net income of $4.9 million was primarily due to:
•$16.2 million higher Income tax expense primarily due to a $12.0 million state income tax benefit recognized in the prior year’s quarter related to a change in state apportionment rates that did not reoccur in the current quarter. The increase was also driven by higher pre-tax income differences and lower amortization of excess accumulated deferred income taxes in the current quarter.
•$9.4 million lower Other income, which is net of other deductions, primarily driven by lower interest income earned on money market accounts of $2.7 million, lower net periodic benefit gain related to pension non-service components of $2.2 million, lower COLI policies gains of $1.9 million largely driven by lower market performance compared to the prior year’s quarter, and the absence of a prior year gain on the sale of certain miscellaneous assets of $1.6 million. Additionally, contributions to the Southwest Gas Foundation were $1.6 million higher in the current period, primarily due to timing of the contributions. These decreases were partially offset by an increase in Equity AFUDC of $0.9 million related to the commencement of the Great Basin 2028 Expansion Project.
•$8.7 million, or 13%, higher Depreciation and amortization expense reflecting a $726.7 million, or 7%, increase in gas plant in service since the corresponding second quarter of 2025, in addition to $4.9 million in higher amortization related to regulatory account balances noted below. The increase in plant was attributable to pipeline capacity reinforcement work, franchise requirements, scheduled pipe replacement activities, and new infrastructure.
Partially offset by:
•$25.5 million higher Operating margin primarily driven by updated rates that better align with Southwest Gas’ cost of service and capital investments across California adding approximately $19.5 million of incremental margin, the majority of which was attributable to the revenue recognized in connection with final approval of the All-Party Settlement, before adjustments to cost of capital, associated with the California general rate case, and $1.4 million attributable to customer growth for all territories. Also contributing to the increase was $4.9 million related to the combined impacts of increases in recovery/return, offset by a comparable increase in depreciation and amortization expense in regulatory account balances noted above.
•$3.7 million lower Operations and maintenance expense primarily due to lower net insurance cost of $2.5 million, outside services costs of $1.7 million, and bad debt expenses. These decreases were partially offset by increases in employee-related labor costs and leak survey and line locating expense.

Southwest Gas / Natural Gas Distribution - Year-To-Date 2026
In the six months ended June 30, 2026 compared to the same period in 2025, the decrease in net income of $10.1 million was primarily due to:
•$22.6 million higher Income tax expense due to a $12.0 million state income tax benefit recognized in the prior year’s period related to a change in state apportionment rates that did not reoccur in the current period. The increase was also driven by higher pre-tax income differences, lower amortization of excess accumulated deferred income taxes, and lower nondeductible executive compensation in the current period when compared to the prior year’s period.
•$14.7 million, or 9%, higher Depreciation and amortization expense reflecting a $726.7 million, or 7%, increase in gas plant in service since the corresponding period of 2025, in addition to $6.0 million in higher amortization related to regulatory account balances noted below. The increase in plant was attributable to pipeline capacity reinforcement work, franchise requirements, scheduled pipe replacement activities, and new infrastructure.
•$13.0 million lower Other income, which is net of other deductions, primarily driven by lower interest income earned on money market accounts of $5.9 million, lower net periodic benefit gain related to pension non-service components of $4.3 million, the absence of a prior year gain on the sale of certain miscellaneous assets of $1.6 million, and higher contributions to the Southwest Gas Foundation of $1.9 million primarily due to timing differences. These decreases were partially offset by an increase in Equity AFUDC of $1.6 million related to the commencement of the Great Basin 2028 expansion project.
•$1.8 million higher Taxes other than income taxes due primarily to increase in property taxes across all of Southwest Gas’ jurisdictions.
Partially offset by:
•$40.7 million higher Operating margin primarily driven by updated rates that better align with Southwest Gas’ cost of service and capital investments across all territories adding approximately $32.7 million of incremental margin, approximately $20.2 million of which was attributable to the revenue recognized in connection with final approval of the All-Party Settlement, before adjustments to cost of capital, associated with the California general rate case, and $4.5 million attributable to customer growth for all territories, which is reflective of 1% net customer growth during the twelve months ended June 30, 2026. Also contributing to the increase were $4.9 million attributable to nondecoupled billed margin across Arizona and Nevada and $6.0 million related to the combined impacts of increases in recovery/return, offset by a comparable increase in depreciation and amortization expense in regulatory account balances noted above. Partially offsetting the increase is $4.7 million attributable to the absence of recovery in the current period, as recovery under the Vintage Steel Pipeline Program was concluded during the first quarter of 2025.
•$1.6 million lower Operations and maintenance expense primarily due to lower net insurance cost and bad debt expense. These decreases were partially offset by increases in employee-related labor costs, including incentive compensation costs and leak survey and line locating expense.
Corporate and Administrative - Second Quarter 2026
In the three months ended June 30, 2026, net income improved by $47.7 million compared to a net loss in the same period in 2025; the improvement was primarily due to:
•$36.7 million lower Income tax expense due to a $39.2 million state income tax expense recognized in the prior year’s quarter related to a change in state apportionment rates that did not reoccur in the current quarter. The decrease was partially offset by higher pre-tax income differences in the current quarter when compared to the prior year’s quarter and changes to state net operating losses to reflect expected utilization.

•$8.6 million lower Net interest deductions primarily driven by the repayment of the $550.0 million term loan in the summer of 2025 as well as the decrease in the balance that was previously outstanding on the revolving credit facility.
•$2.6 million higher Other income, which is net of other deductions, primarily driven by an increase in interest income earned on money market accounts.
Corporate and Administrative - Year-To-Date 2026
In the six months ended June 30, 2026, net income improved by $57.0 million compared to a net loss in the same period in 2025; the improvement was primarily due to:
•$31.1 million lower Income tax expense due to a $39.2 million state income tax expense recognized in the prior year’s period related to a change in state apportionment rates that did not recur in the current period. The decrease was partially offset by higher pre-tax income differences in the current period when compared to the prior year’s period and changes to state net operating losses to reflect expected utilization;
•$18.3 million lower Net interest deductions primarily driven by the repayment of the $550.0 million term loan in the summer of 2025 as well as the decrease in the balance that was previously outstanding on the revolving credit facility; and
•$8.0 million higher Other income, which is net of other deductions, primarily driven by an increase in interest income earned on money market accounts.
Discontinued Operations - Second Quarter 2026
In the three months ended June 30, 2026 compared to the same period in 2025, the decrease in net loss of $39.4 million reflects the absence of Centuri’s operating results in the current period following the completion of its disposition, compared to a full quarter of Centuri’s results included in the prior year period.
Discontinued Operations - Year-To-Date 2026
In the six months ended June 30, 2026 compared to the same period in 2025, the decrease in net loss of $59.8 million reflects the absence of Centuri’s operating results in the current period following the completion of its disposition, compared to a full six months of Centuri’s results included in the prior year period.
Southwest Gas Holdings Guidance and Outlook:
The Company reaffirms the following 2026 and forward-looking guidance ranges, as follows:

(in millions, except percentages)	Reaffirmed Estimates[3]
2026 Earnings per share from continuing operations	$4.17 - $4.32 / share
2026 Capital expenditures(1)	~$1.25 billion
2026 - 2030 Adjusted Earnings per share from continuing operations CAGR(2)	12.0% - 14.0%
2026- 2030 Capital expenditures(1)	$6.3 billion
2026 - 2030 Rate base CAGR(2)	9.5% - 11.5%
(1) Includes approximately $30 million and $190 million for 2026 and 2026-2030, respectively, that would be recorded in Deferred charges and other assets.
(2) 2025 compound annual growth rate (“CAGR”) base year: adjusted 2025 earnings per share from continuing operations of $3.65 per share and 2025 rate base of $6.7 billion
(3) Long-term guidance metrics are based on $1.7 billion of incremental capital related to the Great Basin 2028 Expansion Project over the five-year period and do not reflect the updated $2.3 billion capital estimate

Conference Call and Webcast
Southwest Gas Holdings will host a conference call on Tuesday, August 5, 2026, at 11:00 a.m. ET to discuss its second quarter 2026 results. The associated press release and presentation slides are available at https://investors.swgasholdings.com.
The call will be webcast live on the Company's website at www.swgasholdings.com. The telephone dial-in numbers in the U.S. and Canada are toll free: (800) 836-8184 or international (646) 357-8785. The webcast will be archived on the Southwest Gas Holdings website.
About Southwest Gas Holdings
Southwest Gas Holdings, Inc., through its primary operating subsidiary Southwest Gas Corporation, engages in the business of purchasing, distributing and transporting natural gas. Southwest Gas Corporation is a dynamic energy company committed to exceeding the expectations of over 2 million customers throughout Arizona, Nevada, and California by providing safe, reliable, and affordable service while innovating sustainable energy solutions to fuel the growth in its communities.
Forward-Looking Statements: This press release contains forward-looking statements within the meaning of the U.S. Private Securities Litigation Reform Act of 1995, Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Such statements include, without limitation, statements regarding Southwest Gas Holdings and Southwest Gas and their expectations or intentions regarding the future and underlying assumptions. These forward-looking statements can often be identified by the use of words such as “will”, “predict”, “continue”, “forecast”, “expect”, “believe”, “anticipate”, “outlook”, “potential”, “could”, “target”, “project”, “intend”, “plan”, “seek”, “pursue”, “estimate”, “should”, “may” and “assume”, as well as variations of such words and similar expressions referring to the future, and include (without limitation) statements regarding expectations of continuing growth in 2026 and the future, 2026 guidance and outlook, the expected timing, impact and outcome of recent and ongoing general rate cases or other regulatory proceedings, earnings per share, capital expenditure and rate base CAGR guidance, and statements regarding the Great Basin 2028 Expansion Project, including projected demand, capacity, capital expenditures, impacts and investment opportunity. In addition, the statements that are not historic constitute forward-looking statements. A number of important factors affecting the business and financial results of the Company and the Utility could cause actual results to differ materially from those stated in the forward-looking statements. These factors include, but are not limited to, the timing and amount of rate case filings, approvals and rate relief, changes in rate design, net customer growth rates, the effects of regulation/deregulation, tax reform and similar changes and related regulatory decisions, the potential for, and the impact of, a credit rating downgrade, future earnings trends, inflation, sufficiency of labor markets and similar resources, seasonal patterns, current and future litigation, regulatory approvals for the Great Basin 2028 Expansion Project along with capital construction costs, and the impacts of stock market volatility. In addition, the Company can provide no assurance that its discussions about future earnings per share from continuing operations or operating margin, operating income, COLI earnings, interest expense, and capital expenditures of the Company will occur. Likewise, the Company can provide no assurance regarding segment revenues, margin or growth rates, that projects expected to be undertaken with results as stated will occur, nor that interest expense patterns will transpire as expected. Factors that could cause actual results to differ also include (without limitation) those discussed under the heading “Risk Factors,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” and “Quantitative and Qualitative Disclosure about Market Risk” in Southwest Gas Holdings, Inc.’s most recent Annual Report on Form 10-K and in the Company’s, and Southwest Gas Corporation’s current and periodic reports, including its Quarterly Reports on Form 10-Q, filed from time to time with the Securities and Exchange Commission. The statements in this press release are made as of the date of this press release, even if subsequently made available by the Company on its website or otherwise. The Company does not assume any obligation to update the forward-looking statements, whether written or oral, that may be made from time to time, whether as a result of new information, future developments, or otherwise.
Non-GAAP Measures. This press release contains financial measures that have not been calculated in accordance with accounting principles generally accepted in the U.S. (“GAAP”). Non-GAAP measures include (i) Southwest Gas Holdings adjusted earnings (loss) per share from continuing operations, (ii) Southwest Gas Holdings adjusted net income (loss) from continuing operations, (iii) Natural Gas Distribution segment adjusted earnings (loss) per share, and (iv) Natural Gas Distribution segment adjusted net income (loss) for the three and six months ended June 30, 2026 and June 30, 2025. Also included in this press release, Natural Gas Distribution segment adjusted ROE for the twelve-months-ended June 30, 2026. Management uses these non-GAAP measures internally to evaluate performance and in making financial and operational decisions. Management believes that its presentation of these measures provides investors greater transparency with respect to its results of operations and that these measures are useful for a period-to-period comparison of results. Management also believes that providing these non-GAAP financial measures helps investors evaluate the Company’s operating performance, profitability, and business trends in a way that is consistent with how management evaluates such performance.
Management also uses the non-GAAP measure, operating margin, related to its natural gas distribution operations. Southwest Gas recognizes operating revenues from the distribution and transportation of natural gas (and related services) to customers. Gas cost is a tracked cost, which is passed through to customers without markup under purchased gas adjustment mechanisms, impacting revenues and net cost of gas sold on a dollar-for-dollar basis, thereby having no impact on Southwest Gas’ profitability. Therefore, management routinely uses operating margin, defined by management as regulated operations revenues less the net cost of gas sold, in its analysis of Southwest Gas’ financial performance. Operating margin also forms a basis for Southwest Gas’ various regulatory decoupling mechanisms. Management believes supplying information regarding operating margin provides investors and other interested parties with useful and relevant information to analyze Southwest Gas’ financial performance in a rate-regulated environment.
The tables included below provide a reconciliation for these non-GAAP measures.
We do not provide a reconciliation of forward-looking Non-GAAP Measures to the corresponding forward-looking GAAP measure due to our inability to project special charges and certain expenses.
Contacts

Investor and Analyst Contact	Media Contact

Tyler Franek	Sean Corbett
Manager, Investor Relations	Manager, Corporate Communications
Phone: (702) 876-7263	Phone: (702) 364-3310
tyler.franek@swgas.com	corpcomms@swgas.com

SOUTHWEST GAS HOLDINGS, INC. CONSOLIDATED EARNINGS RESULTS
(In thousands, except per share amounts)

	Three Months Ended June 30,		Six Months Ended June 30,
	2026	2025	2026	2025
Consolidated Operating Revenues	$358,154	$396,318	$943,273	$1,142,734

Net Income (Loss):
Continuing operations	$42,122	$(731)	$180,496	$133,557
Discontinued operations(1)	—	(39,423)	—	(59,841)
Net income (loss) applicable to Southwest Gas Holdings	$42,122	$(40,154)	$180,496	$73,716

Weighted Average Common Shares - Basic	72,516	72,088	72,479	72,050
Weighted Average Common Shares - Diluted	72,665	72,088	72,617	72,195

Basic earnings (loss) per share:
Continuing operations	$0.58	$(0.01)	$2.49	$1.85
Discontinued operations	—	(0.55)	—	(0.83)
Net earnings (loss) per share - basic	$0.58	$(0.56)	$2.49	$1.02

Diluted earnings (loss) per share:
Continuing operations	$0.58	$(0.01)	$2.49	$1.85
Discontinued operations	—	(0.55)	—	(0.83)
Net earnings (loss) per share - diluted	$0.58	$(0.56)	$2.49	$1.02

Reconciliation of Gross Margin to Operating Margin (non-GAAP measure)
Utility Gross Margin	$158,398	$140,480	$457,288	$427,864
Plus:
Operations and maintenance (excluding Admin & General) expense	83,629	84,764	162,101	165,527
Depreciation and amortization expense	77,685	68,940	177,288	162,630
Operating Margin	$319,712	$294,184	$796,677	$756,021
(1) Including the impacts of noncontrolling interests. All items related to the disposition of Centuri are included in discontinued operations.

Reconciliation of non-GAAP financial measure of Adjusted net income (loss) and Adjusted diluted earnings (loss) per share and their comparable GAAP measure of Net income (loss) and Diluted earnings (loss) per share is presented below. Amounts in thousands, except per share amounts and percentages.

	Three Months Ended June 30,		Six Months Ended June 30,		Twelve Months Ended June 30,
	2026	2025	2026	2025	2026
Reconciliation of Net income (loss) to non-GAAP measure of Adjusted net income (loss)
Net income applicable to Natural Gas Distribution (GAAP)	$40,757	$45,646	$178,528	$188,588	$290,248
Plus:
State income tax apportionment associated with certain one-time events(1)	—	(11,969)	—	(11,969)	(4,393)
Retroactive impact of 2025 California General Rate Case	(12,794)	—	—	—	—
Income tax effect of adjustment above	3,071	—	—	—	—
Adjusted net income applicable to Natural Gas Distribution	$31,034	$33,677	$178,528	$176,619	$285,855

Natural Gas Distribution Average Equity (GAAP)(2)					$3,577,180
Natural Gas Distribution Return on Equity (GAAP)					8.1%
Adjusted Natural Gas Distribution Average Equity(2)					$3,568,955
Adjusted Natural Gas Distribution Return on Equity					8.0%

Net loss - Corporate and administrative (GAAP)	$1,365	$(46,377)	$1,968	$(55,031)
Plus:
State income tax apportionment associated with certain one-time events(1)	—	39,240	—	39,240
Adjusted net income (loss) applicable to Corporate and administrative	$1,365	$(7,137)	$1,968	$(15,791)

Income (loss) from continuing operations, net of taxes (GAAP)	$42,122	$(731)	$180,496	$133,557
Plus:
State income tax apportionment associated with certain one-time events(1)	—	27,271	—	27,271
Retroactive impact of 2025 California General Rate Case	(12,794)	—	—	—
Income tax effect of adjustment above	3,071	—	—	—
Adjusted net income applicable to Southwest Gas Holdings	$32,399	$26,540	$180,496	$160,828

Weighted average shares - diluted	72,665	72,088	72,617	72,195

Earnings (loss) per share from continuing operations:
Diluted earnings (loss) per share	$0.58	$(0.01)	$2.49	$1.85
Adjusted consolidated earnings per diluted share	$0.45	$0.37	$2.49	$2.23
(1) Represents the non-recurring impact of remeasuring state deferred taxes, primarily related to the tax deconsolidation of Centuri and the inclusion of the 2028 Great Basin Expansion Project.
(2) Natural Gas Distribution Equity represents a trailing five quarter average.

FINANCIAL STATISTICS
Market value to book value per share at quarter end		156%
Twelve months to date return on equity	-- gas segment	8.1%
Twelve months to date adjusted return on equity(1)	-- gas segment	8.0%
Common stock dividend yield at quarter end		2.9%
Customer to employee ratio at quarter end (gas segment)		942 to 1
(1) For a reconciliation of non-GAAP financial measures to their comparable GAAP measures, see the tables earlier in this press release.

GAS DISTRIBUTION SEGMENT
	Authorized Rate Base (In thousands)	Authorized Rate of Return	Authorized Return on Common Equity
Rate Jurisdiction
Arizona(1)	$3,175,484	7.03%	9.84%
Southern Nevada(2)	1,780,757	7.02	9.50
Northern Nevada(3)	227,060	7.01	9.50
Southern California(4)	285,691	8.02	11.16
Northern California(4)	92,983	7.91	11.16
South Lake Tahoe(4)	56,818	7.91	11.16
Great Basin Gas Transmission Company(5)	190,988	8.17	11.95
Total/Weighted Average	$5,809,781	7.14%	9.89%
(1) Effective March 2025.
(2) Effective July 2025.
(3) Effective April 2024.
(4) Authorized returns updated effective January 1, 2024, due to an Automatic Rate of Return Trigger Mechanism.
(5) Estimated amounts based on 2024 rate case settlement.

SYSTEM THROUGHPUT BY CUSTOMER CLASS	Six Months Ended June 30,
(In dekatherms)	2026	2025
Residential	40,111,037	49,061,612
Small commercial	17,321,820	19,659,922
Large commercial	5,694,566	5,612,944
Industrial / Other	2,523,963	2,681,767
Transportation	40,402,197	39,595,624
Total system throughput	106,053,583	116,611,869